Exhibit 99.1

ManorCare News Release
For Immediate Release
Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com
Manor Care Board Approves $300 Million of
Additional Share Repurchase Authority
     TOLEDO, Ohio, May 10, 2006 — Manor Care, Inc. (NYSE:HCR) announced today that its Board of Directors has approved an additional $300 million in share repurchase authority through December 31, 2007. This is in addition to the $136 million available under previous authorizations.
     Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.
     Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those
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Manor Care Board Increases Repurchase Authority, Page 2

expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.